Exhibit 10.2

DATED THIS     DAY OF 8 July 2011

BETWEEN

PERSIARAN ABADI SDN. BHD.

(288151-M)

AND

VIRTUAL SETUP SDN. BHD.

(908553-K)

SALE AND PURCHASE AGREEMENT (AGRICULTURAL LAND)

Vendor's Solicitors Messrs Hong & Fong, Advocates and Solicitors Suite 5-1B, Block A, Johbase City Square (J.C.S.), Jalan Lambak, 86000 Kluang, Johor. Tel: 07-7739188 Fax: 07-7723188 Ref: G/C/1 1/Yee
Purchaser's Solicitors
Messrs Ching, Tan & Associates
Advocates and Solicitors
Suite A-2-3, Level 4, Block A,
Menara Uncang Emas (ue3),
85, Jalan Loke Yew,
55200 Kuala Lumpur.
Tel: 03-92001380
Fax: 03-92001580
Ref: LJH(KL)/C/0310(11)/SPA

AN AGREEMENT made this                                                      day of 0 8 JUL 2011 2011.

Between

PERSIARAN ABADI SDN. BHD. (288151-M), a private limited company incorporated in Malaysia under the/Companies Act, 1965 with its registered office at No. 35, Ground Floor, Jalan 2, Taman Bersatu, 86000 'Chiang, Johor (hereinafter called "the Vendor") of the one part;

and

VIRTUAL SETUP SDN. BHD. (908553-K), a private limited company incorporated in Malaysia under the Companies Act, 1965 with its registered office at 37-2, Perdana 7, Taman Usahawan Kepong, Kepong Utama, 52100 Kuala Lumpur (hereinafter called "the Purchaser") of the other part;

WHEREAS:

(A)
The Vendor is the legal and beneficial owner of all that four (4) pieces of agricultural land together with buildings (if any) erected thereon described in th Schedule I hereto (hereinafter collectively called "the said Properties") and respectively identified and described therein as Properties Al, A2, A3 and A4. A copy each of the titles to the said Properties is attached hereto as Schedule II.

(B)
Save as Property Al which is presently charged to AMBANK (M) BERHAD (8515-D), with its business address at (hereinafter referred to as "the Present Chargee"), the said Properties are free from encumbrances.

(C)	The said Properties are freehold properties and are not subject to any restriction in interest.

(D)
Subject to the fulfillment of the conditions precedent set out in the Schedule III hereto the Vendor has agreed to sell and the Purchaser has agreed to purchase the said Properties free from encumbrances and any whatsoever caveats, with vacant possession for the prices and upont he terms and conditions hereinafter contained.

(E)	It has been agreed by the parties hereto that the Vendor shall sell and the Purchaser shall take and purchase:-

•      Property Al at the price of RM19,521,740,00;

•      Property A2 at the price of RM 1,971,060.00;

•      Property A3 at the price of RM 705,280.00;

•      Property A4 at the price of RM 2,227,560.00

•      Total                 RM24,425,640.00

(F)
The Vendor is represented by Messrs. Hong & Fong, Advocates and Solicitors, Suite 5-1, Block Am Johbase City Square, (J.C.S.), Jalan Lambak, 86000 Kluang, Johor (hereafter referred to as "the Vendor's Solicitor's Solicitors")>

(G)
The Purchaser is represented by Messrs. Ching, Tan & Associates, Advocates and Solicitors, Suite A-2-3, Level 4, Block A, Menara Uncang Emas (ue3), 85, Jalan Lake Yew, 55200 Kuala Lumpur (hereinafter referred to as "the Purchaser's Solicitors").

NOW IT IS HEREBY AGREED as follows:-

(GENERAL CONDITIONS)

1.	CONDITIONAL AGREEMENT AND PAYMENT OF DEPOSIT

In consideration of the sum of Ringgit Malaysia' Two Million Four Hundred Forty Two Thousand Five Hundred And Sixty Four (RM2,442,564.00) only [inclusive of Ringgit Malaysia Four Hundred Eighty Eight Thousand Five Hundred Twelve, and Sen Eighty (RM488,512.80) only already paid by the Purchaser to the Vendor's Solicitors, as stakeholders, to be released as part of the Deposit to the Vendor upon execution of this Agreement] which constitutes 10% of the Purchase Price (hereinafter referred to as "the Deposit") paid by the Purchaser to the Vendor on or to the. Vendor's Solicitors prior. to the execution of this Agreement by way of deposit and part payment towards the purchase price (the receipt of which sum the Vendor hereby acknowledges) and further subject to the fulfillment of the conditions precedent set out in the Schedule III hereto the Vendor shall sell and the Purchaser shall purchase the said Properties free from all charges and other encumbrances of any nature whatsoever with vacant possession but subject to all conditions of title whether express or implied and to the existing category of use and upon the terms and conditions hereinafter contained.

2.	PURCHASE PRICE

The purchase price of the said Properties shall be Ringgit Malaysia Twenty Four Million Four Hundred Twenty Five Thousand Six Hundred And Forty (RM24,425,640.00) only (hereinafter referred to as "the Purchase Price").

3.	BALANCE OF PURCHASE PRICE AND COMPLETION DATE

3.1
The Balance of Purchase Price in the sum of Ringgit Malaysia Twenty One Million Nine Hundred Eighty Three Thousand And Seventy Six (RM21,983,076.00) (which constitutes 90% of the Purchase Price and shall hereafter be referred to as "the Balance Purchase Price") shall be paid by the Purchaser to the Vendor's Solicitors, as stakeholders within three (3) months from the date of notification to and receipt by the Purchaser or the Purchaser's Solicitors of the original copies of all the necessary consents and approvals and the fulfillment of all the conditions precedent as required under Clause 1 of the Schedule HI (hereinafter referred to as "the Completion Period" and the day of payment herein shall hereinafter be referred to as "the Completion Date").

3.2
In the event that the Purchaser is unable to pay the Balance of Purchase Price within the time frame stipulated in Clause 3.1 above the Vendor shall automatically grant an extension of another one (1) month (hereinafter referred to as "the Extended Completion Period) commencing from the day immediately after expiry of the Completion Period to enable the Purchaser to pay the same subject to the payment of interest on the outstanding balance at the rate of 8% per annum calculated on a daily basis from the commencement date of the Extended Completion Period to the date of realization thereof which interest shall only be required to be paid at the same time of full settlement of the outstanding Balance Purchase Price.

4.	PRIORITIES IN APPLICATION OF THE PURCHASE PRICE

After fulfillment of all the condition precedents, the Vendor and the Purchaser hereby mutually agree and authorise the Vendor's Solicitors to apply the Deposit and the Balance of Purchase Price received by the Vendor's Solicitors in the following priorities:-

(i)
Firstly, to pay the redemption sum (hereinafter called "the Redemption Sum") to the Present Chargee in respect of the Property Al of the said Properties for full and complete discharge or release of the said Properties free of all encumbrances from the Present Chargee;

(ii)	The balance thereof (if any) shall be dealt with in accordance with Clause 8 below.

(The Purchase Price less the Redemption Sum shall hereinafter be referred to as "the Remaining Sum".)

5.	EXECUTION OF DOCUMENTS

Within 14 days from the date of this Agreement the Vendor shall:-

(a)
Execute and deliver to the Purchaser's Solicitors four (4) copies of valid and registrable Memoranda of Transfer (Form 14A) in respect of the said Properties in favour of the Purchaser or its nominee (a Memoradum of Transfer for each Property) and the Purchaser's Solicitors may cause the same to be adjudicated at such time as the Purchaser's Solicitors shall deem proper and thereafter to hold the same as stakeholders until full payment of the Purchase Price due under this Agreement;

(b)	Deposit with the Purchaser's Solicitors all current quit rent and assessment receipts in respect of the said Properties;

(c)	Deposit the original issue documents of titles for Properties A2, A3 and A4 with the Vendor'sSolicitors;

(d)	Execute and deliver to the Vendor's Solicitors an irrevocable letter of authority to empower the Vendor's Solicitors to redeem the said Properties from the Present Chargee;

(e)
The Vendor shall request the Present Chargee to issue a redemption statement addressed to the Purchaser together with the usual undertaking to deliver the original issue document of title for Property Al and the instrument of discharge of charge (F16N) and to refund the Redemption Sum in the event that the discharge of charge (F16N) cannot be registered for any reasons whatsoever (hereinafter referred to as "the Redemption Statement Cum Undertaking Letter").

Upon the payment of the Balance of Purchase Price to the Vendor's Solicitors pursuant to the terms of this Agreement the Vendor's Solicitors are hereby authorised by the parties hereto to redeem the said Properties and promptly upon receipt of the same to forward the original issue document of title to the said Properties, the duly executed discharge of the charge and the duplicate copy of the charge held by the Present Chargee or the Vendor's Solicitors to the Purchaser's Solicitors who shall present the Memoranda of Transfer (F14A) for registration at the relevant land registry.

6.	PURCHASER'S DEFAULT

If the Purchaser shall fail neglect or refuse to complete the transfer for any reasons other than due to the Vendor's default and failure to comply with its obligations under this Agreement on the Completion Date or Extended Completion Date, the Vendor has the right to forthwith to terminate this Agreement thereupon all the Purchaser's rights under this Agreement shall cease and the forfeitable Deposit shall irrevocably be forfeited to the Vendor absolutely and shall be retained by and shall thenceforth belong to the Vendor and shall not be refunded to the Purchaser under any circumstances whatsoever but the Vendor shall refund to the Purchaser all other monies paid by the Purchaser towards account of the Purchase Price, if any, free of interest and the Vendor shall be at liberty to sell or otherwise deal with the said Properties at such price and in such manner and to such person or persons as the Vendor may think fit and shall not be accountable to the Purchaser for any profit on such sale. In such an event, it is hereby further agreed and declared that the said Memoranda of Transfer shall be treated as null and void and of no further effect of force whatsoever and the Purchaser shall not be entitled to make any claim and demand whatsoever against the Vendor or the said Solicitors for any loss or damage or whatsoever compensation which may have been incurred or suffered by the Purchaser on account thereof or arising therefrom or under these presents save and except for antecedent breach(es), if any.

7.	VENDOR'S DEFAULT

In the event that the Vendor fails to comply with the provisions of this Agreement or shall refuse to complete the sale other than due to the Purchaser's default and failure to comply with its obligations under this Agreement the Purchaser shall be entitled to either:-

7.1
the remedy at law for specific performance of this Agreement against the Vendor and all reasonable costs and expenses incurred by the Purchaser in connection therewith including costs on a solicitors and client's basis shall be borne and paid by the Vendor; or

7.2
by written notice terminate of this Agreement whereupon the Vendor shall refund or cause the Vendor's Solicitors to refund the Deposit and such other sums paid by the Purchaser towards account of the Purchase Price, if any, and shall further pay a sum equivalent to the Deposit as liquidated damages due to the Purchaser in exchange for the Purchaser returning the Memoranda of Transfer (if the Purchaser does not require the same for application for a refund of stamp duty) and the issue document of title to the said Properties intact to the Vendor and returning possession of the said Properties and the Purchaser withdrawing any private caveat that the Purchaser might have lodged against the said Properties whereupon this Agreement shall be rendered null and void and the parties hereto shall have no claim whatsoever in respect of and arising out of this Agreement save and except for antecedent breach(es) if any.

8.	RELEASE OF REMAINING PURCHASE PRICE TO VENDOR

The Vendor's Solicitors are hereby authorised by the parties hereto to release to the relevant parties the Remaining Sum as stipulated in Clause 4 hereof after seven (7) days from the date of presentation of the Memoranda of Transfer and the original issue document of title to the said Properties and other relevant documents for registration at the relevant land office/registry.

9.	REAL PROPERTY GAINS TAX

(a)
The Vendor hereby declares and represents that it has purchased the Properties for more than five (5) years and as such no Real Property Gains Tax is payable with regard to the disposal of the said Properties in favour of the Purchaser in accordance with the terms and conditions herein and the Vendor undertakes to sign a form CKHT 1A and 3 and lodge the same with the Inland Revenue Department and forward the same to the Purchaser's Solicitors for the Purchaser to lodge in the CKHT 2A with the Inland Revenue Department..

(b)
Notwithstanding anything herein contained to the contrary the Vendor hereby irrevocably covenants and undertakes to indemnify and keep the Purchaser fully indemnified at all times against all taxes, claims, fines penalties, damages and other impositions of any nature whatsoever imposed by the Director General of Inland Revenue in respect of the disposition herein referred to.

10.	STATE OF THE PROPERTIES

The Purchaser has inspected the said Properties and shall purchase and accept the same in the state and condition at it is at the date of the delivery of vacant possession of the said Properties to the Purchaser.

11.	DELIVERY OF VACANT POSSESSION

11.1
The Parties hereby expressly agree that vacant possession of the Properties shall be delivered to the Purchaser by the Vendor upon payment of the Balance Purchase Price with the Vendor's Solicitors, failing which the Vendor shall pay to the Purchaser interest at the rate of 8% per annum on the Purchase Price from the due date for delivery of the vacant possession to the date of actual delivery of the smile.

11.2
The Properties shall be deemed to have been inspected by the Purchaser and the Purchaser shall be deemed to have purchased and accepted the same in the condition and state in which the same at the time of obtaining vacant possession thereof and the Purchaser shall not be entitled to rescind this Agreement or to make any claim for any compensation or reduction of the Purchase Price or claim for any damages in respect of the condition or state thereof

11.3
In the event that non-completion of the sale and purchase of the Properties as provided herein in this Agreement for any reason whatsoever that Purchaser shall re-deliver vacant possession of the Properties to the Vendor in such condition as Clause 11.2 above (fair wear and tear excepted).

12.	APPORTIONMENT OF OUTGOINGS

12.1
All quit rent, rates, taxes, assessment and charges from Consortium Indah Water and other outgoings usually imposed and payable in respect of the Properties shall be borne by the Purchaser as at the date of delivery of vacant possession of the Properties to the Purchaser.

12.2
The Vendor or the Purchaser as the case may be shall pay their apportionment to the other party who has paid such outgoings upon production by the other party of the relevant receipts or to the relevant authority if such outgoings have not been settled.

12.3
For the avoidance of any doubt whatsoever, the Purchaser shall, as from the date of delivery of vacant possession of the Properties to the Purchaser, be fully liable to pay and settle promptly all such outgoings.

12.4
Each party hereby expressly and irrevocably agrees to indemnify the other in respect of any loss or penalty imposed in respect of any late or non-payment by each party respectively of their share of any such aforesaid outgoings.

13.	PRIVATE CAVEAT

The Purchaser may at its own cost and expense lodge a private caveat against the said Properties for the purpose of protecting the Purchaser's interest in the said Properties PROVIDED THAT the Purchaser hereby irrevocably and unconditionally agrees and undertakes with the Vendor that the Purchaser shall at its own cost and expense forthwith remove or cause to be removed the aforesaid private caveat within 7 days upon any lawful termination of this Agreement. In this connection, the Purchaser shall execute a withdrawal of its caveat and deposit the said duly executed withdrawal of the said caveat with the Purchaser's Solicitors who are authorised by the Purchaser to and shall present the said duly executed withdrawal of the said caveat for registration at the relevant land office or registry forthwith upon lawful termination of this Agreement.

14.	KNOWLEDGE AND ACQUIESCENCE NOT A WAIVER

Knowledge or acquiescence by either party hereto of or in any breach of any of the conditions or any of the conditions or covenants herein contained shall not operate as or be deemed to be waiver of such conditions or covenants or any of them and notwithstanding such knowledge or acquiescence each party hereto shall be entitled to exercise their respective rights under this Agreement and to require strict performance by the other of the terms and conditions herein.

15.	VENDOR'S WARRANTIES AND REPRESENTATION

15.1	TheVendor hereby represents and warrants with the Purchaser that as at the date of this Agreement:-

(a)	the Vendor has registrable title to the said Properties and the said Properties are free from all encumbrances except the subsisting charge in favour of the Present Chargee;

(b)	subject to the approvals and consents referred to in Schedule III hereto, the Vendor has capacity authority and right to sell the said Properties;

(c)	the Vendor has beneficial interest in the said Properties;

(d)	The said Properties or any part thereof is not subject to any acquisition by the relevant authorities;

(e)	there are no outstanding notices in respect of the said Properties served upon the Vendor;

(f)
all rates, taxes, assessments and other lawful out-goings in respect of the said Properties due to the relevant authorities from the Vendor have been duly paid and the Vendor shall not at any time hereafter do or suffer to be done or commit any act, matter or thing in respect of the said Properties which may render the said Properties or any part thereof liable to forfeiture or attachment;

(g)
there are no bankruptcy notice, bankruptcy proceedings, winding up petitions or creditor's petitions filed or outstanding against the Vendor or any of the Vendor's shareholders or Vendor's holding companies or ultimate holding companies and no receiver and/or manager has been appointed over any assets or undertakings of the Vendor or Vendor's shareholders or Vendor's holding companies or ultimate holding companies;

(h)
the execution delivery and performance of this Agreement and other instruments executed pursuant to this Agreement do not violate or contravene any law regulation, decree or court order; all necessary consents approvals authorisations exemptions orders of any ministry, agency, department, court, boards of directors or members resolution of the Vendor or the Vendor's shareholders, holding companies or ultimate holding companies or relevant authority which are required or advisable to be obtained in connection with the execution delivery performance legality or enforceability of this Agreement have been obtained or will be obtained on or before the Completion Date;

(j)
there are no outstanding notices, orders, requirements or scheme of any Federal State Local Authority or Statutory Board which will or may adversely affect the present or continued use and enjoyment by the Purchaser or its successors-in-title of the said Properties or which will or may subject the Purchaser to any onerous charge or liability;

(k)	there are no caveats, liens, charges, court orders or other encumbrances whatsoever affecting the said Properties, save as otherwise disclosed to the Purchaser and/or stated herein; and

(I)
save for the express conditions and restrictions endorsed on the issue document of title to the said Properties there are no other conditions, stipulations or restrictions affecting the said Properties

15.2
The Vendor's warranties, representations and undertakings herein contained (including but not limited to those in Clause 15.1 above) are deemed to have been repeated and made afresh in their entirety and wilt be true in all respects up to the date of registration of the Memoranda of Transfer in favour of the Purchaser.

15.3
The truth and correctness of all the matters stated in the representations, covenants, undertakings, warranties, conditions and obligations in this Agreement form the basis of the Purchaser's agreement to enter into this Agreement. Notwithstanding the completion of the sale and purchase of the said Properties, the covenants, undertakings, warranties, conditions and obligations contained in this Agreement sh01 be true and correct as at the date of this Agreement up to the date of registration of the Memoranda of Transfer in favour of the Purchaser, failing which the Purchaser shall have the right at its absolute discretion forthwith to rescind or terminate this Agreement and upon such termination to claim for damages against the Vendor.

15.4
Notwithstanding anything herein contained to the contrary the Vendor's representations, covenants, undertakings, warranties, conditions and obligations shall be deemed to have been repeated and made afresh if the title of the Purchaser is defeated pursuant to the provisions of Section 340 (2) and/or 340 (4) of the National Land Code as at the date of such challenge to the Purchaser's title is made.

16.	COMPULSORY GOVERNMENT LAND ACQUISITION

(i)
The Vendor hereby warrants and undertakes with the Purchaser that as at the date of this Agreement the Vendor has no notice or knowledge or is not aware of any impending acquisition or use of the said Properties or any part thereof or any notice in the Government Gazette of such intention pursuant to the provisions of the Land Acquisition Act 1960, Electricity Supply Act 1990 or any other relevant legislation.

(ii)
In the event of any governmental, statutory, urban, municipal or competent authority acquiring or exercising any rights or taking any steps under the Land Acquisition Act 1960, Electricity Supply Act 1960 and/or any other relevant legislation to acquire or use the said Properties or any part thereof for any purpose whatsoever between the date of this Agreement and the date of presentation for registration of the titles to the said Properties in favour of the Purchaser, the Purchaser shall have the following option to be exercised by the Purchaser within fourteen (14) days from the date of receipt of the written notification from the Vendor informing the Purchaser of such acquisition:-

(a)
the Purchaser may, by notice in writing, inform the Vendor that the Purchaser wish to continue with and complete this Agreement in which event the Purchaser shall not be entitled to any reduction of the Purchase Price PROVIDED that the Vendor shall immediately notify the relevant authority of the Purchaser's interest in the said Properties and the terms of this Agreement and thereupon the Vendor shall in all procedures relating to such acquisition act .on and in accordance with the instructions of the Purchaser and shall do all such acts and things at the cost of the Purchaser as may be reasonably required by the Purchaser for the purpose of securing the best compensation payable and such compensation shall, subject to the Purchaser having paid in full the Purchase Price to the Vendor under Clause 3.2 herein, belong to and be paid to the Purchaser absolutely; or alternatively

(b)
the Purchaser may, by notice in writing, terminate this Agreement whereupon allmonies paid to the Vendor or Vendor's Solicitors towards account of the Purchase Price by the Purchaser shall be refunded by the Vendor to the Purchaser within seven (7) days of the Vendor's receipt of the written notification of the termination given by the Purchaser to the Vendor) in 'exchange for the Purchaser returning the Memoranda of Transfer (if the Purchaser does not require the same for application for a refund of stamp duty) and the issue document of title to the said Properties intact to the Vendor (if already deposited with the Purchaser or the Purchaser's Solicitors) and returning possession of the said Properties in its condition then to the Vendor and the Purchaser withdrawing any private caveat that the Purchaser might have lodged against the said Properties whereupon this Agreement shall be rendered null and void and the parties hereto shall have no claim whatsoever in respect of and arising out of this Agreement save and except for antecedent breach(es) if any.

Provided that if the Purchaser shall fail, neglect or omit o notify the Vendor of its intention either to continue or to terminate this Agreement within the time referred to above, the Purchaser shall be deemed to have opted to terminate this Agreement whereupon sub-clause 16 (ii) (b) shall be deemed to be applicable and the consequences therein shall be deemed to ensue. Provided also that if any governmental, statutory, urban, municipal or competent authority acquiring or exercising any rights or taking any steps under the Land Acquisition Act 1960, Electricity Supply Act 1960 and/or any other relevant legislation to acquire or use the said Properties or any part thereof for any purpose whatsoever on or after date of the presentation for registration of the titles to the said Properties in favour of the Purchaser, the Purchaser shall not have the option to terminate this Agreement.

17.	NON-REGISTRATION OF DOCUMENTS

In the event that the Memoranda of Transfer of the said Properties in favour of the Purchaser or its nominees cannot be registered for any reason whatsoever (and which is incapable of being remedied or rectified), it is hereby agreed that upon the Purchaser returning the Memoranda of Transfer (if the Purchaser does not require the same for application for a refund of stamp duty) and the issue documents of titles to the said Properties intact (if already released to the Purchaser or the Purchaser's Solicitors) to the Vendor and returning possession of the said Properties in its condition then to the Vendor and the Purchaser withdrawing any private caveat that the Purchaser might have lodged against the said Properties, the Vendor shall simultaneously refund to the Purchaser the Purchase Price or such part thereof paid by the Purchaser to the Vendor or its solicitors as the case may be under this Agreement and the Purchaser shall withdraw any private caveat that the Purchaser might have lodged against the said Properties whereupon this Agreement shall be rendered null and void and the parties hereto shall have no claim whatsoever in respect of and arising out of this Agreement save and except for antecedent breach(es) if any.

18.	SERVICE OF NOTICE, ETC.

Any notice, request or demand required to be served by either party hereto to the other under this Agreement shall be in writing and shall be deemed to be sufficiently served -

(a)
If it is sent by the party or his solicitors by registered post addressed to the other party'saddress hereinbefore mentioned and in such case it shall be deemed to have been received at the time when such registered letter would in the ordinary course be delivered; or

(b)	if it is given by the party or his solicitors by hand to the other party or his solicitors; or

(c)	.if it is sent by facsimile, on the next working day in the place to which it is sent.

Any change of address by either party shall be communicated to the other. The Vendor's Solicitors and the Purchaser's Solicitors are respectively authorised to receive and sent all communications and documents on behalf of the Vendor and the Purchaser respectively under or in connection with this Agreement.

19.	LEGAL COSTS AND DISBURSEMENT

The Purchaser shall bear the stamp duty and land office registration fees for the transfer. The legal costs and disbursements for filing the Vendor's Real Property Gains Tax Returns and the discharge of charge shall be borne and payable by the Vendor. Each party shall bear its respective solicitors' costs.

20.	LAW APPLICABLE

This Agreement shall be governed by the laws of Malaysia and its validity, construction and performance shall be interpreted in accordance with Malaysian Laws and that the Courts in Malaysia shall have the exclusive jurisdiction relating to all matters affecting or arising out of this Agreement and the parties hereto hereby submit to the exclusive jurisdiction of the Courts of Malaysia for this purpose and for the determination of all actions and proceedings arising out of this Agreement.

21.	TIME OF ESSENCE

Time wherever mentioned shall be of the essence of this Agreement.

22.	MARGINAL NOTES ETC INSERTED FOR CONVENIENCE

Marginal Notes, coversheet or headings in this Agreement are inserted for convenience only and shall be ignored in construing this Agreement.

23.	SPECIAL CONDITIONS AND SCHEDULES

The Plan, the Schedules I, II and III and the Special Conditions set out in the Schedule IV hereto shall be read and construed as an essential and integral part of this Agreement and be enforceable together with all the other terms and conditions set out herein and it there be any inconsistency ambiguity or conflict between the provisions of the General Conditions of this Agreement, the provisions set out in the Schedules hereto shall to the extent of the inconsistency or ambiguity prevail.

24.	INTERPRETATIONS

(a)
The expression "the Vendor" and "the Purchaser" shall include the successors-in-title, personal representatives, executors, administrators, receivers, liquidators, nominees or permitted assigns of the Vendor and the Purchaser respectively and this Agreement shall be binding on each of them as the case may be and where two or more persons are included in either expression this agreement shall bind such persons jointly and severally.

(b)	words importing the masculine gender only include the feminine and neuter genders.

(c)	words importing the singular number only include the plural number and vice versa.

(d)	words applicable to natural persons include any company or corporation or body of persons.

****************************

IN WITNESS WHEREOF the parties have hereunto set their hands and seals the day and year first above written.

THE COMMON SEAL of PERSIARAN ABADI SDN. BHD is hereby affixed in the presence of	) ) ) )
/s/ Yee Ying San Director (YEE Ying San)	/s/ Yee Wei Meng Director/Secretary (YEE WEI Meng)

THE COMMON SEAL of VIRTUAL SETUP SDN. BHD. is hereby affixed in the presence of	) ) ) )
/s/ Wong Weng Kung Director Wong Weng Kung	/s/ Chai Kok Wai Director/Secretary CHAI KOK WAI

SCHEDULE I

(which is to be taken read and construed as an essential part of this Agreement)

Property Al
Title: Geran 10602, Lot 3694
Mukim of Teras, District of Raub
Provisional Area: 207.9 Hectares
Freehold
Charged to Ambank (M) Bhd (8515-D)
Category of Land Use: Nil Express Condition: Nil Restriction In Interest: Nil

Property A2	Title: Geran 10603, Lot 3695 Mukim of Teras, District of Raub Provisional Area: 20.99 Hectares Freehold Encumbrance: Nil Category of Land Use: Nil Express Condition: Nil Restriction In Interest: Nil

Property A3	Title: Geran 10604, Lot 3696 Mukim of Teras, District of Raub Provisional Area: 7.511 Hectares Freehold Encumbrance: Nil Category of Land Use: Nil Express Condition: Nil Restriction In Interest: Nil

Property A4
Title: Geran 7800, Lot 1552
Mukim of Teras, Tempat Tras; District of Raub
Provisional Area: 23.7247 Hectares
Freehold
Encumbrance: Nil
Category of Land Use: Nil
Express Condition: Nil
Restriction In Interest: Nil

SCHEDULE II

  (which is to be taken read and construed as an essential part of this Agreement)

A copy of the Title to the said Properties

SCHEDULE III

(which is to be taken and construed as an essential part of this Agreement)

CONDITIONS PRECEDENT

1.	The Vendor and the Purchaser hereby agree that this Agreement shall be subject to the fulfillment of the following conditions precedent by the Vendor:

(a)	the consent from the Economic Planning Unit (EPU) for the purchase of the said Properties by the Purchaser pursuant to this Agreement (if relevant);

(b)
the consent and the resolution of the shareholders and board of directors of the Vendor for the sale of the said Properties pursuant to ;this Agreement at an extraordinary general meeting and board meeting to be called by the Vendor;

(c)
the consent and the resolution of the shareholders and the directors of the ultimate holding companies of the Vendor for the sale of the said Properties pursuant to this Agreement at an extraordinary general meeting and board meeting to be called by the ultimate holding companies of the Vendor;

(d)
the consent of the Estate Land Board under Section 214 of the National Land Code, 1965 for the sale of the said Properties to the Purchaser, if necessary which consent shall be applied by both parties jointly;

(e)
the confirmation in writing by the Vendor's Company Secretary that the Vendor has not created any debenture over any of its assets including the Properties and if there shall be any such debenture, a letter of exclusion or disclaimer from the debenture holder to exclude or disclaim the Properties from the charge under the debenture.

2.
Thecosts and expenses incurred in obtaining the fulfilment of the Conditions Precedent shall be borne solely by the Vendor. And the parties undertake to provide, forward and execute such information and documents required by the other party for purposes of facilitating the fulfillment of the relevant conditions precedent within fourteen (14) days from the date of request for such information and/or documents. All applications for the approvals of the relevant authorities or persons referred to in Clause 1 of this Schedule III shall be applied for by the Vendor within 21 days from the date of this Agreement or such longer period as may be consented to in writing by both parties (which consent shall not be unreasonably withheld)

3.
For the avoidance of doubt, the parties hereto hereby agree and confirm that all the consents, approvals or resolutions required for the fulfillment of the conditions precedent stipulated in Clause 1 of this Schedule HI must be absolute and unconditional in nature.

4.
If any of the conditions precedent referred to in Clause 1 of this Schedule III is not fulfilled by the relevant parties within twelve (12) months from the date of this Agreement, the Parties hereby agree to have a further extension of twelve (12) (or such other extended period(s) as may be agreed to by the parties hereto mutually) to fulfil the conditions precedent, failing which, the Vendor or the Vendor's Solicitors shall promptly and in any event within 7 days refund all the monies paid towards account of the Purchase Price (including the Deposit) to the Purchaser and thereafter this Agreement shall lapse and be no further effect and none of the parties shall have any claim against the other for costs, damages, compensation or otherwise.

SCHEDULE IV

(which is to be taken read and construed as an essential part of this Agreement)

SPECIAL CONDITIONS

1.	The Purchase Price does not include any moveable asset.

2.	All payments made to the Vendor's Solicit9rs or to the Present Chargee shall be deemed payments made to the Vendor.

3.	Upon the execution of this Agreement and Wore the Completion Date, the Parties hereby agree as follows:-

(a)
the Vendor shall let and the Purchaser shall take on let the said Properties (less the portion of the said Properties cultivated with rubber trees measuring approximately 80 acres and a bungalow house) (more particularly identified in the Plan annexed hereto and more particularly referred to as "the Oil Palm Land") in a tenancy agreement at the rental rate of RM40,000.00 per month with effect from 1'` July 2011 until completion of this Agreement or termination of this Agreement, as the case may be. Provided that there shall be a two-month security deposit upon commencement of the tenancy to be returned to the Purchaser upon completion or termination of this Agreement, as the case may be. Provided that any yields and produce from the Oil Palm Land during the subsistence of the tenancy agreement referred to herein in this sub-clause shall belong to the Purchaser and upon termination of this Agreement, the tenancy agreement shall be deemed to be terminated simultaneously whereupon vacant possession of the Oil Palm Land shall be redelivered to the Vendor in the state and condition as at the time of termination and all improvements made thereon shall belong to the Vendor without any compensation to the Purchaser.

(b)
the Vendor hereby grants to the Purchaser an irrevocable option to rent the portion of the said Properties cultivated with rubber trees and the bungalow house as referred to in sub-clause 11(b) above (more particularly identified in the Plan annexed hereto and more particularly referred to as "the Rubber Tree Land") at the rental rate of RM12,600.00 per month commencing from the expiry of 6 months from the date of this Agreement until the completion of this Agreement or termination thereof, as the case may be. Provided that there shall be a two-month security deposit upon commencement of the tenancy herein referred to in this sub-clause to be returned to the Purchaser upon completion or termination of this Agreement, as the case may be. Provided that any yields and produce from the Rubber Tree Land during the subsistence tenancy agreement referred to in this sub-clause shall belong to the Purchaser and upon termination of this Agreement, the tenancy agreement referred to in this sub-clause shall be deemed to be terminated simultaneously whereupon vacant possession of the Rubber Tree Land shall be redelivered to the Vendor in the state and condition as at the time of termination and all improvements made thereon shall belong to the Vendor without any compensation to the Purchaser.

(c)
The Purchaser shall pay the Vendor the rental for the Oil Palm Land and the Rubber Tree Land quarterly (i.e. every three months) in advance on or before the 71h day of each quarter, which shall be as follows:-

(i)	RINGGIT MALAYSIA ONE HUNDRED TWENTY THOUSAND (RM120,000-00) only for the Oil Palm Land;

(ii)	RINGGIT MALAYSIA THIRTY SEVEN THOUSAND AND EIGHT HUNDRED (RM37,800-00) only for the Rubber Tree Land.

4.
Both Parties hereby declare and confirm that the successful completion of the purchase of the said Properties by the Purchaser is subject to the successful simultaneous completion of the sale and purchase of the Property Al, A2, A3 and A4, the detail" of which are more particularly annexed hereto in Schedule I. In the event that any action or omission of either party results in the unsuccessful simultaneous completion of the sale and purchase of the said Properties, both parties hereby irrevocably agree and undertake that the following consequences shall ensue:-

(i)
If the unsuccessful simultaneous completion is due to the default of the Purchaser, the Vendor shall be entitled to forfeit the Deposit and any other monies paid by the Purchaser to the Vendor shall be refunded to the Purchaser free of interest and the consequences provided in Clause 6 of this Agreement shall ensue.

(ii)
If the unsuccessful simultaneous completion is due to the default of the Vendor, the Vendor shall immediately refund the Deposit and all monies paid by the Purchaser towards account of the Purchase Price together with a further payment equivalent to the Deposit as liquidated damages to the Purchaser and the consequences provided in Clause 7 of this Agreement shall ensue.

(iii)
If the unsuccessful simultaneous completion isdue to no fault of either party, the Vendor shall immediately refund the Deposit and all =lilies paid by the Purchaser towards account of the Purchase Price and the consequences provided in Clause 17 of this Agreement shall ensue.

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